FIRST AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT

Between

NILE CAPITAL INVESTMENT TRUST

 and

Nile Capital Management, LLC

      THIS FIRST AMENDMENT TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “First Amendment”)  is made and entered into as of July 29, 2015, between Nile Capital Investment Trust, a Delaware statutory trust (the “Trust”), and Nile Capital Management, LLC, a Delaware Limited Company (the "Adviser") located at 116 Village Boulevard, Suite 306, Princeton, NJ 08540 ..

RECITALS:

     WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between the Trust and the Adviser dated as of May 20, 2013 (the “Agreement”);

     WHEREAS, in connection with a change in the Nile Frontier and Emerging Fund’s 12b-1 fee relating to Class A shares, the parties have subsequently agreed to adjust the Annual Limits (as defined in the Agreement) accordingly;

     NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL LIMITS AS A % OF AVERAGE NET ASSETS OF THE CLASS
Nile Pan Africa Equity Fund
Class A	2.50%
Class C	3.25%
Class I	2.25%

Nile Africa and Frontier Bond Fund
Class A	2.50%
Class C	3.25%
Class I	2.25%

Nile Frontier and Emerging Fund
Class A	2.75%
Class C	3.25%
Class I	2.25%

(signature page to follow)

         IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NILE CAPITAL INVESTMENT TRUST

By: /s/ Larry Seruma______________

Name: Larry Seruma

Title:   President

Nile Capital Management, LLC

                               By: /s/ Larry Seruma______________

                               Name: Larry Seruma

                               Title: Managing Principal